AMENDMENT NO. 4

          This AMENDMENT NO. 4 (this "Amendment") dated as of January 31, 1996 among The First National Bank of Boston ("FNBB"), The CIT Group/Business Credit, Inc. ("CIT"), BankAmerica Business, Credit, Inc., Congress Financial Corporation, NatWest Bank N.A., LaSalle Business Credit, Inc. and Sanwa Business Credit Corpo-ration as the Banks party to the Credit Agreement hereinafter re-ferred to below and Rose's Store, Inc. (the "Borrower").

                      W I T N E S S E T H:

          WHEREAS, the Borrower is a party to the Revolving Credit Agreement dated as of April 28, 1995 among the Borrower, the Banks, FNBB as administrative agent (in such capacity, the "Adminis-trative Agent") and FNBB and CIT as facility agents (in such capacities, the "Facility Agents") (as such agreement has and may be amended and restated, amended, supplemented or modified from time to time, the "Credit Agreement");

          WHEREAS, the Borrower has asked the Banks to amend certain provisions of the Credit Agreement; and

          WHEREAS, subject to all of the terms, conditions and limitations set forth herein, the Banks are willing to amend certain provisions of the Credit Agreement.

          NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to the following:

          1. Definitions. Capitalized terms defined in the preceding preliminary paragraphs shall have such meanings provided therein and, unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement shall have the meanings assigned thereto in the Credit Agreement.


          2.  Amendments to Section 1.1.

          (a) The definition of Effective Borrowing Base Percentage in Section 1.1 of the Credit Agreement is amended by replacing the line in respect of the 5th calender week of November which
currently reads "5th clndr wk    58%" with the following line:

                "5th clnr wk    62%"

          (b) The definition of EBITDA in Section 1.1 of the Credit Agreement is amended and restated to read as follows:


               EBITDA. The Net Operating Income (or Deficit) of the Borrower for any period (which amount shall in accordance with the definition thereof be determined after deduction of all expenses and other proper charges payable for such period) but before payment or provision in respect of such period for
     (i) income taxes, (ii) interest expense, (iii) commitment fees, agency fees, facility fees and other similar fees, (iv) adjustments relating to Lifo reserves in accordance with generally accepted accounting principles, (v) depreciation, amortization and other similar noncash charges, (vi) noncash reserves taken in such period for any and all obligations re-lating to store closings; provided however that the amount of any cash payments during such period and any and all subsequent periods in respect of all such obligations shall be treated as a reduction of EBITDA in the period of payment and (vii) noncash reserves taken in such period for any and all obligations relating to severance obligations; provided further that the amount of any cash payments during such pe-riod and any and all subsequent periods in respect of all such obligations shall be treated as a reduction of EBITDA in the period of payment.

          (c) The definition of Net Operating Income (or Deficit) in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

          Net Operating Income (or Deficit). The net income (or deficit) of the Borrower after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles after eliminating therefrom (i) all extraordinary items of income (but not of expense or loss), (ii) all net gains (but not losses) from the sale, transfer or other disposition of any assets consisting or real estate interests (including, without limitation, leasehold interest), (iii) all other gains and items of income arising from transactions that are not in the ordinary course of the Borrower's retail business, including, without limita-tion, gains arising from income tax refunds or from the reversal of reserves previously taken in accordance with generally accepted accounting principles, and (iv) for the fiscal year ended January 27, 1996 only, the extraordinary charges incurred through the Effective Date in connection with the reorganization of the Borrower in connection with the Bankruptcy Proceeding.


     (d) Section 1.1 of the Credit Agreement shall be amended by adding the following definition in the proper alphabetical order:

     "Fourth Amendment Effective Date. The date on which that certain Amendment No. 4 to this Credit Agreement, dated as of January 31, 1996 becomes effective in accordance with the provisions of paragraph 15 thereof.

          3.  Amendment to Section 2.3. Section 2.3 of the Credit
Agreement is amended by (i) eliminating the following sentence cur-rently contained therein:

     Notwithstanding anything to the contrary in this Credit Agreement, on each anniversary of the Closing Date, the Total Revolving Commitment then in effect shall be permanently reduced in the amount of five million dollars ($5,000,000).

and (ii) replacing such sentence with the following sentence:

     Notwithstanding anything to the contrary in this Credit
     Agreement, as of and after the Fourth Amendment Effective
     Date, the Total Revolving Commitment shall be one hundred ten million dollars ($110,000,000).


          4.  Amendment to Section 2 (addition of new Section
2.10).    Section 2 of the Credit Agreement is hereby amended by
adding the following new Section 2.10 at the end thereof:

            2.10 Termination of LIBOR Option. Notwithstanding anything to the contrary in this Credit Agreement, including without limitation, Section 2.6 and 2.7 hereof and Schedule
     2 hereto, on and after the Fourth Amendment Effective Date, the Borrower shall not be permitted to request a LIBOR Rate Loan, continue any LIBOR Rate Loan as a LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, or convert a Base Rate Loan to a LIBOR Rate Loan. Any Revolving Credit Loan that constitutes a LIBOR Rate Loan on the Fourth Amendment Effective Date shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto.

          5.  Amendment to Section 3.2.  Subsection (b) of Section
3.2 of the Credit Agreement is hereby amended and restated to read as follows:

       (b) The Borrower agrees to repay the Revolving Credit Loans such that for a period of thirty consecutive days during every period from December 1 to and including the immediately succeeding January 31 (each such period, a "Cleandown Pe-riod"), the total aggregate outstanding amount of Revolving Credit Loans shall be no more than (x) $45,000,000, during such Cleandown Period ending January 31, 1996; provided however, that, for purposes of this clause (x) of this section 3.2(b) only, any and all repayments of the Revolving Credit Loans with the proceeds of tax refunds and rebates received by the Borrower shall not be treated as reducing the total ag-gregate outstanding amount of Revolving Credit Loans; (y) $35,000,000, during such Cleandown Period ending January 31,

     1997 and (z) $32,000,000, during such Cleandown Period ending January 31, 1998.


          6.  Amendment to Section 4.1.3.  Section 4.1.3 of the
Credit Agreement is hereby amended by deleting the last sentence thereof.

          7.  Amendment to Section 9.2.  Subsection (j) of Section
9.2 of the Credit Agreement is hereby amended by replacing the phrase "for a period ending no later than one year after the Closing Date only," with the phrase "for a period ending no later than May 30, 1997,".

          8. Amendment to Section 8.4. Section 8.4 of the Credit Agreement is amended by (i) deleting the word "and " at the end of subsection (l) thereof, (ii) deleting the period at the end of subsection (m) and adding "; and" in replacement thereof and (iii) adding the following new subsection (n) at the end of such Section 8.4:

     (n) as soon as practicable, but in any event within thirty
     (30) days after the end of each month in each fiscal year of the Borrower, a report, in a format acceptable to the Administrative Agent, which sets forth an analysis of monthly income, by store and on a monthly and year-to-date basis, and such other by store information requested by the Ad-ministrative Agent.

     9.  Amendment to Section 10.1  Section 10.1 of the Credit
Agreement is amended and restated in its entirety to read as follows:

     "10.1 [Intentionally Omitted]"

     10.  Amendment to Section 10.2.  Section 10.2 of the
Credit Agreement is amended and restated in its entirety to read as follows:

          10.2. Minimum EBITDA. (a) Cumulative Monthly EBITDA. For each fiscal month set forth below, the Borrower will not permit cumulative EBITDA for the period commencing either (i) January 28, 1996 in the case of fiscal months in the fiscal year ended January 25, 1997 and (ii) January 26, 1997 in the case of fiscal months in the fiscal year ended January 31, 1998, and ending on the last day of each such fiscal month (treated as a single accounting period) to be less than the amount set forth below opposite such fiscal month:

        Fiscal Month          Minimum EBITDA
        February, 1996        ($1,000,000)
        March, 1996              (500,000)
        April, 1996            $1,900,000
        May, 1996              $4,100,000
        June, 1996             $5,000,000
        July, 1996             $4,900,000
        August, 1996           $4,800,000
        September, 1996        $6,000,000
        October, 1996          $6,800,000
        November, 1996        $11,800,000
        December, 1996        $19,300,000
        January, 1997         $12,700,000
        February, 1997          ($700,000)
        March, 1997             ($250,000)
        April, 1997            $2,000,000
        May, 1997              $4,600,000
        June, 1997             $5,600,000
        July, 1997             $5,500,000
        August, 1997           $5,500,000
        September, 1997        $6,700,000
        October, 1997          $7,500,000
        November, 1997        $12,400,000
        December, 1997        $19,700,000
        January, 1998         $13,100,000
        February, 1998          ($700,000)
        March, 1998             ($250,000)

(b) Quarterly EBITDA. As of each date set forth below, the Borrower shall not permit EBITDA for the single fiscal quarter ended on such date to be less than the amounts set forth below opposite such date:

        Fiscal Quarter Ended      Minimum EBITDA
        April 27, 1996             $1,900,000
        July 27, 1996              $2,600,000
        October 26, 1996           $1,500,000
        April 26, 1997             $2,000,000
        July 26, 1997              $2,800,000
        October 25, 1997           $1,600,000


In addition, the Borrower shall not permit EBITDA (i) for the period commencing January 29, 1995 and ending October 28, 1995 to be less than $2,800,000, (ii) for the period commencing January 29, 1995 and ending December 2, 1995 to be less than $9,500,000, (iii) for the period commencing January 29, 1995 and ending December 30, 1995 to be less than $15,000,000 and (iv) for the fiscal year ending January 27, 1996 to be less than $6,500,000.

     11.  Amendment to Section 10.3.  Section 10.3 of the
Credit Agreement is amended and restated in its entirety to read as follows:

          10.3. Capital Expenditures and Capitalized Leases. As of any date in any fiscal quarter set forth below (each a "Date"), the Borrower will not make any Capital Expenditures if the aggregate amount of Capital Expenditures for the pe-riod commencing either (i) January 28, 1996 in the case of dates in the fiscal year ended January 25, 1997 and (ii) January 26, 1997 in the case of dates in the fiscal year ended January 31, 1998, and ending on such date, would exceed the amount set forth below in the respective fiscal quarter:

          Dates in Quarter Ended   Capital Expenditures

          April 27, 1996           $ 2,000,000
          July 27, 1996            $ 4,000,000
          October 26, 1996         $ 5,700,000
          January 25, 1997         $ 6,000,000
          April 26, 1997           $ 2,100,000
          July 26, 1997            $ 4,200,000
          October 25, 1997         $ 5,800,000
          January 31, 1998         $ 6,000,000

In addition, the Borrower shall not make any Capital Expendi-tures with respect to the opening of new retail locations. The Borrower shall not make payments in respect of Capital-ized Leases in an aggregate amount that exceeds (i) for the fiscal year ended January 25, 1997, $200,000 in any fiscal quarter and (ii) for the fiscal year ended January 31, 1998, $225,000 in any fiscal quarter.


     12.  Amendment to Section 10.5.  Section 10.5 of the
Credit Agreement is amended and restated in its entirety to read as follows:

          Maximum Eligible Inventory. The Borrower shall not permit Eligible Inventory (excluding for this purpose only, Eligible Inventory described in clause (iii) of the defini-tion thereof) on the last date of any fiscal month set forth below to be more than the amount set forth below opposite such fiscal month:

                         Maximum
                         Eligible
Fiscal Month             Inventory


February, 1996           $176,800.000
March, 1996              $186,200,000
April, 1996              $189,300,000
May, 1996                $186,800,000
June, 1996               $185,100,000
July, 1996               $186,600,000
August, 1996             $186,300,000
September, 1996          $196,200,000
October, 1996            $216,200,000
November, 1996           $195,800,000
December, 1996           $161,700,000
January, 1997            $161,500,000
February, 1997           $178,300.000
March, 1997              $188,000,000
April, 1997              $191,800,000
May, 1997                $189,300,000
June, 1997               $187,800,000
July, 1997               $189,300,000
August, 1997             $189,100,000
September, 1997          $199,100,000
October, 1997            $219,000,000
November, 1997           $198,700,000
December, 1997           $164,000,000
January, 1998            $163,900,000
February, 1998           $180,000,000
March, 1998              $191,000,000



     13. Amendments to Section 10 (new covenants).Section 10 of the Credit Agreement is hereby amended by adding the following new Section 10.6, Section 10.7 and Section 10.8 at the end thereof:

          10.6 Days on Hand Inventory. On the last day of any fiscal month set forth below, the Borrower shall not permit the product of (i) the quotient of Eligible In-ventory on such date divided by the Borrower's costs of good sold (as determined in accordance with generally accepted accounting principles) for the twelve month pe-riod ended on such date and (ii) three hundred sixty five
     (365) to be greater than the amounts set forth below opposite such fiscal month:

     Fiscal Month        Days on Hand Inventory

     February, 1996         130
     March, 1996            137
     April, 1996            139
     May, 1996              137
     June, 1996             136
     July, 1996             137
     August, 1996           137
     September, 1996        144
     October, 1996          158
     November, 1996         144
     December, 1996         118
     January, 1997          118
     February, 1997         130
     March, 1997            137
     April, 1997            140
     May, 1997              138
     June, 1997             137
     July, 1997             138
     August, 1997           137
     September, 1997        144
     October, 1997          159
     November, 1997         143
     December, 1997         118
     January, 1998          116
     February, 1998         130
     March, 1998            137



          10.7 Maximum Exposure. On any date in any fiscal month set forth below, the Borrower shall not permit the sum of (i) the outstanding amount of the Revolving Credit Loans, (ii) the Maximum Drawing Amount on all Letters of Credit and (iii) all Unpaid Reimbursement Ob-ligations on such date to exceed the amount set forth below opposite such fiscal month:

            Fiscal Month           Amount

            February, 1996         $ 77,400,000
            March, 1996            $ 81,000,000
            April, 1996            $ 83,100,000
            May, 1996              $ 86,000,000
            June, 1996             $ 85,100,000
            July, 1996             $ 88,700,000
            August, 1996           $ 91,500,000
            September, 1996        $100,000,000
            October, 1996          $108,500,000
            November, 1996         $110,000,000
            December, 1996         $ 86,500,000

            January, 1997          $ 59,700,000
            February, 1997         $ 77,400,000
            March, 1997            $ 82,000,000
            April, 1997            $ 85,000,000
            May, 1997              $ 85,000,000
            June, 1997             $ 86,500,000
            July, 1997             $ 90,500,000
            August, 1997           $ 96,000,000
            September, 1997        $105,000,000
            October, 1997          $110,000,000
            November, 1997         $110,000,000
            December, 1997         $ 86,500,000
            January, 1998          $ 60,300,000
            February, 1998         $ 77,400,000
            March, 1998            $ 82,000,000



          10.8 Interest Coverage Ratio. As of each date set forth below, the Borrower will not permit the ratio of
     (a) the cumulative EBITDA for the period commencing ei-ther (i) January 28, 1996 in the case of dates in the fiscal year ended January 25, 1997 and (ii) January 26, 1997 in the case of dates in the fiscal year ended Janu-ary 31, 1998, and ending on such date to (b) the cumula-tive interest expense for such period, to be less than the amount set forth below opposite such date:

          Period Ended        Required Ratio
          April 27, 1996             1.0
          July 27, 1996              1.2
          October 26, 1996           1.1
          January 25, 1997           1.5
          April 26, 1997             1.0
          July 26, 1997              1.4
          October 25, 1997           1.2
          January 31, 1998           1.6


     14. Amendment to Section 13.1. Subsection (c) of Sec-tion 13.1 is amended by deleting the proviso at the end thereof.

     15. Effectiveness of Amendment. The amendments to be made pursuant to Sections 2 through 14 of this Amendment shall become effective upon the later to occur of (i) the Adminis-trative Agent shall have received counterparts of this Amend-ment signed by the Banks and the Borrower and (ii) the Borrower shall have paid to the Administrative Agent for the pro rata account of each Bank in accordance with its Commit-ment Percentage an amendment fee of $412,500.

     16. Matters Relating to Trade Letter of Credit. The Banks and the Borrower agree and acknowledge that the Admin-istrative Agent shall (i) extend until a date no later than May 30, 1997 the expiration date of that certain Letter of Credit issued on May 8, 1995 for the benefit of a representa-tive of the Borrower's trade creditors and (ii) permit the expiration date of the subordinate lien on the Henderson Property in favor of such representative to be extended until a date no later than May 30, 1997, in each case pursuant to documentation (including, without limitation, agreements of such representative of the Borrower's trade creditors and amendments to the existing subordination agreement between such representative and the Facility Agents) and subject to conditions acceptable to the Administrative Agent in its sole discretion; provided that the Borrower satisfies all condi-tions in Article 12 of the Credit Agreement at the time of such extension of such Letter of Credit and at the time of consummation of the transaction described in clause (ii) hereof.

     17. Matters Relating to Administrative Reserve. The Banks and the Borrower agree and acknowledge that the Admin-istrative Agent has established an administrative reserve to Eligible Inventory in the amount of five percent (5%) pursu-ant to the last sentence of the definition of Eligible Inven-tory. The parties hereto acknowledge and agree that such re-serve shall not be terminated or reduced without the consent of each of the Banks.

     18.  Representations and Warranties; No Default.

          The Borrower hereby represents and warrants to the Banks, the Facility Agent and the Administrative Agent as follows:

               (a)  Each of the representations and warran-
          ties contained in the Credit Agreement, the other Loan Documents or any in any document or instrument delivered pursuant to or in connection with the Credit Agreement are true at and as of the date hereof with the same effect as if made at and as of the date hereof (except to the extent of changes resulting directly from the transactions contem-plated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Banks or the business or financial affairs of the Bor-rower, and to the extent that such representations and warranties relate expressly to an earlier date). No event has occurred and is continuing on the date hereof that constitutes a Default or Event of

          Default.

               (b)  The execution and delivery by the Bor-
          rower of this Amendment and the performance by the Borrower of its obligations hereunder in accordance with its terms:

                   (i)   are within the corporate powers of
               the Borrower, have been duly authorized by all necessary corporate action, and do not and will not contravene any provision of law applicable to the Borrower;

                  (ii)   do not require any approval, con-
               sent, order, authorization, or license by, or giving notice to, or taking any other action with respect to any governmental or regulatory authority, under any provisions of any laws or any governmental rules, regulations, orders or decrees applicable to and binding upon the Borrower, except such as have been obtained, and are in full force and effect and adequate for their purposes;

                 (iii)   do not require any filing, recording
               or enrolling of any instrument with any governmental or regulatory authority of any political subdivision thereof except such as have been obtained and are in full force and effect and adequate for their purposes;

                  (iv)   do not contravene the terms of the
               certificate of incorporation, by-laws or other corporate governance documents;

                   (v)   will not conflict with or result in
               any breach or contravention of or the creation of any Lien under any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which any of its properties, assets or rights is or will become bound or affected; and

                  (vi)   is and will be a valid and legally
               binding obligation of the Borrower and is and will be enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or simi-lar laws relating to or affecting generally the enforcement of creditors' rights.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Ad-ministrative Agent, the Facility Agents or any Bank under the Credit Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, the Borrower agrees and acknowledges that, except as expressly set forth herein, this Amendment shall not constitute a waiver by the Banks, the Facility Agents or the Administrative Agent of any condition, provision or covenant in the Credit Agreement or any Loan Document, including, without limitation, any condition to borrowings and shall not in any way preclude the Banks, the Facility Agents or the Administrative Agent from exercising all rights, powers and remedies under and in respect of the Credit Agreement, the Loan Documents or otherwise

          (d) The Borrower shall reimburse the Administra-tive Agentand the Banks for all of their expenses, including, without limitation, attorneys' fees and expenses, incurred in connection with the negotiation, preparation, execution, and administration of the provisions, of this Amendment and the other documents and instruments contemplated hereby.

     19. Governing Law. This Amendment shall be deemed to be a contract under the laws of the State of New York and shall for all purposes be construed in accordance with and governed by the laws of said State.

     20. Miscellaneous. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first hereinabove set forth.

                          BANKS

                          THE FIRST NATIONAL BANK OF BOSTON
                           as a Bank and as Administrative Agent



                          By:/s/ Elizabeth A. Ratto
                          Title:Vice President


                          THE CIT GROUP/BUSINESS CREDIT, INC.



                          By:/s/ Cyril Prince
                          Title:Vice President


                          BANKAMERICA BUSINESS, CREDIT, INC.,



                          By:/s/ Illegible
                          Title:Vice President


                          CONGRESS FINANCIAL CORPORATION
                          (NEW ENGLAND)



                          By:/s/ Kathleen J. Merritt
                          Title:Assistant Vice President



                          NATWEST BANK N.A.



                          By:/s/ Therese Earley
                          Title:Vice President

                          LASALLE BUSINESS CREDIT, INC.




                          By:/s/ J.K. Williams
                          Title:Vice President


                          SANWA BUSINESS CREDIT CORPORATION



                          By:/s/ Illegible
                          Title:Vice President


                          BORROWER



                          ROSE'S STORES, INC.



                          By:/s/ Jeanette Peters
                          Title:CFO and Senior Vice President